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                                                                 Exhibit (p)(10)


                    METROPOLITAN WEST CAPITAL MANAGEMENT, LLC

                                 CODE OF ETHICS

GENERAL

The Code of Ethics is based on the principle that MetWest Capital owes a fiduciary duty to its clients. Accordingly, employees must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of clients. At all times, MetWest Capital's employees must:

     - PLACE CLIENT INTERESTS AHEAD OF METWEST CAPITAL'S - As a fiduciary, MetWest Capital must serve in its clients' best interests. In other words, employees may not benefit at the expense of clients. This concept is particularly relevant when employees are making personal investments in securities traded by MetWest Capital for the accounts of its clients.

     - ENGAGE IN PERSONAL INVESTING THAT IS IN FULL COMPLIANCE WITH THE CODE OF ETHICS - Employees must review and abide by MetWest Capital's Personal Securities Transaction and Insider Trading Policies.

     - AVOID TAKING ADVANTAGE OF THEIR POSITIONS - Employees must not accept investment opportunities, gifts or other gratuities from individuals seeking to conduct business with MetWest Capital, or on behalf of a client.

     - MAINTAIN FULL COMPLIANCE WITH FEDERAL SECURITIES LAWS - Employees must abide by the standards regarding personal securities trading and reporting set forth in Rule 204A-1 under the lnvestment Advisers Act and Rule 17j-1 under the Investment Company Act, as outlined in the policy stated below.

As discussed in greater detail below, employees must promptly report any violations of the Code of Ethics to the Chief Compliance Officer. All reported Code of Ethics violations will be treated as being made on an anonymous basis.

1. PERSONAL SECURITIES TRANSACTION POLICY

An employee may not purchase or sell any security in which he/she has a beneficial ownership, unless the transaction occurs in an exempted security or the employee has complied with the Personal Securities Transaction Policy set forth below.

     PERSONS COVERED BY THIS POLICY

     This Policy applies to all employees, partners, officers, directors(1) and similar persons, and all non-employees who 1) provide investment advice on behalf of MetWest Capital and 2) are subject to the supervision and control of MetWest Capital (collectively deemed "employees").

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(1)  This does not apply to directors who a) do not devote substantially all their working time to the activities of MetWest Capital and b) do not have access to information about the day-to-day activities of MetWest Capital.
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     PRE-AUTHORIZATION PROCEDURES

     MetWest Capital's employees must receive written pre-authorization for the personal securities transactions described below.

     Employees shall complete MetWest Capital's Personal Trading
     Pre-Authorization Form. MetWest Capital shall maintain the
     Pre-Authorization Forms in conjunction with the record keeping rule.

     Once pre-authorization is granted by Gary Lisenbee, Howard Gleicher, David Graham, Jeffrey Peck or Sandra Incontro, the employee has the remainder of the day and the following trading day to execute the transaction. In the event that the transaction cannot be completed on the day the approval is granted or by the next trading day, the employee must obtain a new pre-authorization. Unless otherwise noted, no pre-authorization is required for the exempted transactions noted below.

     Messrs. Lisenbee, Gleicher, Graham and Peck and Ms. Incontro shall maintain lists of securities that are currently held, in the process of being traded or being evaluated. A portfolio manager will be responsible for promptly updating the lists accordingly. The lists shall be compiled from information provided by the investment team and portfolio managers/administrators and include companies that MetWest Capital is evaluating through the due diligence process.

     MetWest Capital strictly forbids "front-running" client accounts, which is a practice generally understood to involve employees who personally trade ahead of client accounts. As a control against front-running, MetWest Capital's employees are prohibited from trading in a security that is included on a list until after 10:00 a.m. on the day the pre-authorization approval is granted and until after 10:00 a.m. on the next trading day. The employee will be informed of the 10:00 a.m. restriction, if applicable, at the time pre-authorization is granted.

     An employee is prohibited from buying or selling any security for his/her own account for a period of three business days before or after MetWest Capital initiates or effects a block transaction in a given security for a material number of client accounts. The blackout period may also apply if MetWest Capital elects to reduce a security holding (but not fully divest) across many or all client accounts. (It shall be at the best judgment of the person granting pre-authorization to determine whether a block is considered material.) For clarification purposes, the "three business day" blackout determination might best be demonstrated by example:

     If, on a Monday, MetWest Capital initiates and completes a block purchase of a given security for a material number of client accounts, the employee would not be permitted to effect a personal transaction in that security from the preceding Wednesday (three business days before) through the Thursday following the trade date (three business days after); or

     If, on a Tuesday, MetWest Capital initiates a block sale of a given security for a material number of accounts, but completes the sale transactions across accounts on the following Thursday morning, the employee would not be permitted to effect a personal transaction in that security from the Thursday preceding the first transactions within the block (three business days before) through the Tuesday following the completion of the block trade (three business days after). Violation of this prohibition may require reversal of the transaction and any resulting profits may be subject to disgorgement.

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     This Policy is not intended to prevent employees from buying or selling securities that are also bought or sold for clients. MetWest Capital frequently obtains new clients and may not know when such clients' accounts will come under its management or when an existing client may add funds to its account, causing MetWest Capital to purchase additional securities for that account. Similarly, on any day, a client may instruct that a given security in its portfolio be sold, provide instructions to divest all securities in its portfolio or inform MetWest Capital that it will withdraw cash from its account, which may cause MetWest Capital to sell securities to raise the required cash.

     SECURITIES AND INSTRUMENTS THAT ARE NOT SECURITIES

     For the purpose of complying with this Policy, MetWest Capital will regard the following as securities: any note, stock, Treasury security, bond, closed-end mutual fund, exchange-traded fund, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, fractional undivided interest in oil, gas or other mineral right, any option, or in general, any interest or instrument commonly known as a security.

     Commodities, futures and options traded on a commodities exchange, including currency futures, are not considered securities. However, futures and options on any group or index of securities shall be considered securities.

     EXEMPT SECURITIES

     Investments in Treasury securities, certificates of deposit, commercial paper and other similar money market instruments, unit investment trusts (provided the trust is not invested in shares of a mutual fund sub-advised by MetWest Capital) and shares of open-end mutual fund companies are not required to be reported by employees under the Personal Securities Transaction Policy. HOWEVER, THIS EXEMPTION DOES NOT APPLY TO SHARES OF OPEN-END MUTUAL FUNDS THAT ARE SUB-ADVISED BY METWEST CAPITAL, SUCH AS THE PINNACLE FUND, THE AMERICAN BEACON LARGE CAP FUND AND THE AMERICAN BEACON SMALL CAP FUND. THEREFORE, EMPLOYEES ARE REQUIRED TO REPORT INVESTMENTS IN SHARES OF OPEN-END MUTUAL FUNDS THAT ARE ADVISED BY METWEST CAPITAL. HOWEVER, THEY ARE NOT REQUIRED TO OBTAIN PRE-AUTHORIZATION FOR SUCH INVESTMENTS.

     BENEFICIAL OWNERSHIP

     Employees are considered to have beneficial ownership of securities if they have or share a direct or indirect pecuniary interest in the securities. Employees have a pecuniary interest in securities if they have the ability to directly or indirectly profit from a securities transaction.

     The following are examples of indirect pecuniary interests in securities:

          - Securities held by members of the employee's immediate family sharing the same household. Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law. Adoptive relationships are included;

          - An employee's interest as a general partner in securities held by a general or limited partnership; and

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          -    An employee's interest as a manager/member in the securities held by a limited liability company.

     An employee does not have an indirect pecuniary interest in securities held by entities in which he/she holds an equity interest unless he/she is a controlling equity holder or he/she shares investment control over the securities held by the entity.

     The following circumstances constitute beneficial ownership by employees of securities held by a trust:

          - Ownership of securities as a trustee where either the employee or members of the employee's immediate family have a vested interest in the principal or income of the trust;

          -    Ownership of a vested beneficial interest in a trust; and

          - An employee's status as a settlor/grantor of a trust, unless the consent of all the beneficiaries is required for the employee to revoke the trust.

     EXEMPT TRANSACTIONS

     The following transactions are considered exempt transactions:

          - Any transaction in an account over which the employee does not have any direct or indirect influence or control. For example, presuming that such relatives do not reside in the same household as the employee, their accounts would not be subject to review.

          - Any transactions occurring in an account that is managed on a fully discretionary basis by an unaffiliated money manager.

          -    Purchases of securities in dividend reinvestment plans (DRIPs).

          - Purchases of securities by the exercise of rights issued to holders of a class of securities on a pro-rata basis.

          - Acquisitions or dispositions of securities as a result of a stock dividend, stock split or other corporate action.

     From time to time, the Chief Compliance Officer may exempt certain transactions on a trade-by-trade basis.

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     INITIAL PUBLIC OFFERINGS ("IPO")(2)

     No employee shall acquire, directly or indirectly, any beneficial ownership in an IPO without first obtaining prior approval from the President, in order to preclude any possibility of his/her profiting improperly from his/her position on behalf of a client. The President shall (a) obtain from the employee full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the employee's activities on behalf of a client); and (b) conclude that no clients have any foreseeable interest in purchasing such security. A record of such approval by the President and the reasons supporting those decisions shall be kept as required in the Records section of this Policy.

     NASD Conduct Rule 2790 prohibits the sale of IPOs to any account in which a "restricted person" has a beneficial interest, except under certain situations. The term "restricted person" includes any person of an investment adviser who has the authority to buy or sell securities (defined in Rule 2790 as "portfolio managers") and an immediate family member of a portfolio manager who materially supports, or receives material support from, such person. Thus, all portfolio managers/administrators of MetWest Capital, including members of the investment team, are prohibited, in almost all circumstances, except as noted in further detail below, from purchasing IPOs.

     The prohibitions on the purchase and sale of IPOs with respect to Rule 2790 do not apply to 1) Issuer-Directed Securities, or those that are specifically directed by the issuer to persons who are restricted persons (i.e., directors), subject to certain conditions; 2) the account of a restricted person who is an existing equity owner of an issuer (Anti-Dilution Provisions), subject to certain conditions; and 3) Stand-By Purchasers, or those who purchase and sell securities pursuant to a stand-by agreement subject to certain conditions.

     Employees are encouraged to review Rule 2790 and discuss it with the Chief Compliance Officer prior to the purchase and/or sale of any IPO.

     PRIVATE PLACEMENTS

     Employees wishing to acquire beneficial ownership of securities in a private placement must seek written approval to do so from the Chief Compliance Officer. In determining whether to grant the approval, the Chief Compliance Officer will seek to determine whether or not the employee's acquisition of the security precluded advisory clients from purchasing the security. In addition, the Chief Compliance Officer must determine that the investment was not being offered to the employee strictly by virtue of the employee's position at MetWest Capital. If applicable, all records relating to the Chief Compliance Officer's approval of employee requests to invest in private placement securities shall be maintained in a written format.

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(2)  The term "new issue" is defined as any initial public offering of an equity security as defined in Section 3(a)(11) of the Securities Exchange Act of 1934, made pursuant to a registration statement or offering circular. This restriction does not apply to, among other securities, secondary offerings, offerings of debt securities, offerings of securities of a commodity pool, rights offerings, exchange offers and offerings of convertible or preferred securities. (See NASD Conduct Rule 2790, Restrictions on the Purchase and Sale of IPOs of Equity Securities.)

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     REPORTING

          Initial

     New employees are required to disclose all their personal securities holdings at the commencement of their employment on the Initial Holdings Form. The reported initial holdings must be current as of a date not more than 45 days prior to the individual becoming an access person. MetWest Capital shall maintain these records in accordance with the record keeping rule.

          Quarterly

     Employees may only personally trade securities through a registered broker-dealer or through a company-sponsored DRIP. Each employee must require his/her broker-dealer to send MetWest Capital duplicate brokerage account statements and trade confirmations no less frequently than 30 days after the end of each calendar quarter. If an employee's trades do not occur through a broker-dealer (e.g., purchase of a private placement fund), such transactions shall be reported separately on the Quarterly Securities Transaction Report. The Report shall contain at least the following information for each transaction in a Reportable Security in which the employee had, or as a result of the transaction acquired, any direct or indirect beneficial ownership(3): (a) the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Reportable Security involved; (b) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); (c) the price of the Reportable Security at which the transaction was effected; (d) the name of the broker-dealer or bank with or through which the transaction was effected; and (e) the date that the report is submitted.

     Employees shall also report on a quarterly basis, not later than 30 days after the end of the calendar quarter, the name of any account established by the employee during the quarter in which any securities were held during the quarter for the direct or indirect benefit of the employee, the date the account was established and the date the report was submitted.

          Annual

     Employees are required to provide MetWest Capital with a complete list of securities holdings on an annual basis, or on or before February 14 (as determined by MetWest Capital) of each year. The report shall be current as of December 31, which is a date no more than 45 days from the final date the report is due to be submitted.

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(3)  "Beneficial Ownership," as set forth under Rule 16a-1(a)(2), determines whether a person is subject to the provision of Section 16 of the Securities Exchange Act of 1934, and the rules and regulations thereunder, which generally encompasses those situations in which the beneficial owner has the right to enjoy some direct or indirect "pecuniary interest" (i.e., some economic benefit) from the ownership of a security. This may also include securities held by members of an employee's immediate family sharing the same household; provided however, this presumption may be rebutted. The term immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law and includes adoptive relationships. Any report of beneficial ownership required thereunder shall not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the Covered Securities to which the report relates.

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     Each holdings report (both the initial and annual) must contain, at a minimum: (a) the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the access person has any direct or indirect beneficial ownership; (b) the name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the access person's direct or indirect benefit; and (c) the date the access person submits the report.

     TRADING AND REVIEW

     For purposes of Rule 17j-1 under the Investment Company Act of 1940, no employee may profit from the purchase and sale, or sale and purchase, of the same securities within thirty (30) calendar days. The Chief Compliance Officer will closely monitor employees' investment patterns to detect these abuses. The President will monitor the Chief Compliance Officer's personal securities transactions for compliance with the Personal Securities Transaction Policy.

     If MetWest Capital discovers that an employee is personally trading contrary to the policies set forth above, the employee shall meet with the Chief Compliance Officer and President to review the facts surrounding the transactions. This meeting shall help MetWest Capital to determine the appropriate course of action.

     REMEDIAL ACTIONS

     MetWest Capital takes the potential for conflicts of interest caused by personal investing very seriously. As such, MetWest Capital requires its employees to promptly report any violations of the Code of Ethics to the Chief Compliance Officer. MetWest Capital's management is aware of the potential matters that may arise as a result of this requirement, and shall take action against any employee who seeks retaliation against another for reporting violations of the Code of Ethics. MetWest Capital has zero tolerance for retaliatory actions and therefore may subject offenders to more severe action than set forth below. To minimize the potential for such behavior, all reports of Code of Ethics violations will be treated as being made anonymously.

     MetWest Capital has implemented remedial actions designed to discourage its employees from violating the Personal Securities Transaction Policy. Employees should be aware that MetWest Capital reserves the right to impose sanctions on policy violators, depending on the severity of the policy violation.

          - First Violation - Written warning included in the employee's file;

          - Second Violation - Written warning included in the employee's file and disgorgement of profits to a charity specified by MetWest Capital; and

          -    Third Violation - Possible termination of employment.

     DISCLOSURE

     MetWest Capital shall describe its Code of Ethics to clients in Part II of Form ADV and, upon request, furnish clients with a copy of the Code of Ethics. All client requests for MetWest Capital's Code of Ethics shall be directed to the Chief Compliance Officer.

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     The requirement to report on issues to MetWest Capital's clients, including fund boards, under this Code and securities regulations may include significant conflicts of interest that arise involving the personal investment policies, even if the conflicts have not resulted in a violation of this Code. For example, MetWest Capital may be required to report to the mutual fund's board if a portfolio manager is a director of a company whose securities are held by the client's portfolio.

     If the Chief Compliance Officer determines that a material violation of this Code has occurred, she shall promptly report the violation, and any enforcement action taken, to MetWest Capital's senior management. If MetWest Capital's senior management determines that such material violation appears to involve a fraudulent, deceptive or manipulative act, MetWest Capital must report its findings to the fund's board of directors or trustees pursuant to Rule 17j-1.

     RECORD KEEPING

     MetWest Capital shall maintain a copy of its Code of Ethics (and amendments), records of violations of the Code of Ethics and actions taken as a result of the violations. In addition, MetWest Capital shall maintain copies of its supervised persons' written acknowledgment of receipt of the Code of Conduct on the Code of Conduct and Regulatory Compliance Manual Acknowledgement Form. MetWest Capital is further required to keep a record of the names of its access persons, the holdings and transaction reports made by access persons and records of decisions approving access persons' acquisition of securities in IPOs and other limited offerings.

     All records described above are required to be maintained for a period no less than five years from the end of the fiscal year in which the document was last altered/amended.

     RESPONSIBILITY

     The Chief Compliance Officer will be responsible for administering the Personal Securities Transaction Policy. All questions regarding the Policy should be directed to the Chief Compliance Officer.

2. INSIDER TRADING POLICY

Section 204A of the Advisers Act requires every investment adviser to establish, maintain and enforce written policies and procedures reasonably designed, taking into consideration the nature of such investment adviser's business, to prevent the misuse of material, non-public information by such investment adviser or any person associated with such investment adviser. In accordance with Section 204A, MetWest Capital has instituted procedures to prevent the misuse of non-public information.

Although "insider trading" is not defined in securities laws, it is generally described as trading either personally or on behalf of others on the basis of material, non-public information or communicating material, non-public information to others in violation of the law. In the past, securities laws have been interpreted to prohibit the following activities:

     - Trading by an insider while in possession of material, non-public information; or

     - Trading by a non-insider while in possession of material, non-public information, where the information was disclosed to the non-insider in violation of an insider's duty to keep it confidential; or

     - Communicating material, non-public information to others in breach of a fiduciary duty.

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MetWest Capital's Insider Trading Policy applies to all employees. Any questions should be directed to the Chief Compliance Officer and/or the President.

     WHOM DOES THE POLICY COVER?

     This Policy covers all MetWest Capital employees ("covered persons"), as well as transactions in any securities participated in by family members, trusts or corporations directly or indirectly controlled by such persons. In addition, the Policy applies to transactions engaged in by corporations in which the covered person is an officer, director or 10% or greater stockholder and a partnership of which the covered person is a partner, unless the covered person has no direct or indirect control over the partnership.

     WHAT INFORMATION IS MATERIAL?

     Individuals may not be held liable for trading on insider information unless the information is material. "Material information" is generally defined as information for which there is a substantial likelihood that an investor would consider it important in making his/her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities.

     Advance knowledge of the following types of information is generally regarded as material:

          -    Dividend or earnings announcements

          -    Write-downs or write-offs of assets

          -    Additions to reserves for bad debts or contingent liabilities

          -    Expansion or curtailment of company or major division operations

          -    Merger or joint venture announcements

          -    New product/service announcements

          -    Discovery or research developments

          -    Criminal, civil and governmental investigations and indictments

          -    Pending labor disputes

          -    Debt service or liquidity problems

          -    Bankruptcy or insolvency problems

          -    Tender offers or stock repurchase plans

          -    Recapitalization

     Information provided by a company could be material because of its expected effect on a particular class of the company's securities, all the company's securities, the securities of another company or the securities of several companies. The misuse of material, non-public information applies to all types of securities, including equity, debt, commercial paper, government securities and options.

     Material information does not have to relate to a company's business. For example, material information about the contents of an upcoming newspaper column may affect the price of a security and therefore be considered material.

     WHAT INFORMATION IS NON-PUBLIC?

     In order for issues concerning insider trading to arise, information must not only be material, but also "non-public." Non-public information generally means information that has not been available to the investing public.

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     Once material, non-public information has been effectively distributed to the investing public, it is no longer classified as material, non-public information. However, the distribution of non-public information must occur through commonly recognized channels for the classification to change. In addition, the information must not only be publicly disclosed, there must be adequate time for the public to receive and digest the information. Lastly, non-public information does not become public information solely by selective dissemination.

     MetWest Capital's employees must be aware that even where there is no expectation of confidentiality, a person may become an insider upon receiving material, non-public information. Whether the "tip" made to the employee makes him/her a "tippee" depends on whether the corporate insider expects to benefit personally, either directly or indirectly, from the disclosure.

     The "benefit" is not limited to a present or future monetary gain; it could be a reputational benefit or an expectation of a quid pro quo from the recipient by a gift of the information. Employees may also become insiders or tippees if they obtain material, non-public information by happenstance, such as at social gatherings or by overhearing conversations.

     PENALTIES FOR TRADING ON INSIDER INFORMATION

     Severe penalties exist for firms and individuals that engage in the act of insider trading, including civil injunctions, treble damages, disgorgement of profits and jail sentences. Further, fines for individuals and firms found guilty of insider trading are levied in amounts up to the greater of $1,000,000 or three times the profit gained or loss avoided, respectively.

     PROCEDURES TO FOLLOW IF AN EMPLOYEE BELIEVES HE/SHE POSSESSES MATERIAL, NON-PUBLIC INFORMATION

     If an employee has questions as to whether he/she is in possession of material, non-public information, he/she must inform the Chief Compliance Officer and President as soon as possible. The employee, Chief Compliance Officer and President will conduct research to determine if the information is likely to be considered important to investors in making investment decisions and whether the information has been publicly disseminated.

     Given the severe penalties imposed on individuals and firms engaging in insider trading, employees:

          - Shall not trade the securities of any company in which they are deemed insiders who may possess material, non-public information about the company.

          - Shall not engage in securities transactions of any company, except in accordance with MetWest Capital's Personal Securities Transaction Policy and the securities laws.

          - Shall submit personal security trading reports in accordance with the Personal Securities Transaction Policy.

          - Shall not discuss any potentially material, non-public information with colleagues, except as specifically required by their position.

          - Shall immediately report to the Chief Compliance Officer and President the potential receipt of non-public information.

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          -    Shall not proceed with any research, trading, etc. until the
               Chief Compliance Officer and President inform the employee of the appropriate course of action.

     SERVING AS OFFICERS, TRUSTEES AND/OR DIRECTORS OF OUTSIDE ORGANIZATIONS

     Employees may, under certain circumstances, be granted permission to serve as directors, trustees or officers of outside organizations. These organizations can include public or private corporations, partnerships, charitable foundations and other not-for-profit institutions. Employees may also receive compensation for such activities.

     At certain times, MetWest Capital may determine that it is in its clients' best interests for employees to serve as officers or board members of outside organizations. For example, a company held in clients' portfolios may be undergoing a reorganization that may affect the value of the company's outstanding securities and the future direction of the company. Service with organizations outside MetWest Capital may, however, raise serious regulatory issues and concerns, including conflicts of interests and access to material, non-public information.

     As an outside board member or officer, an employee may come into possession of material, non-public information about the outside company or other public companies. It is critical that a proper information barrier exists between MetWest Capital and the outside organization and that the employee does not communicate such information to other MetWest Capital employees in violation of the information barrier.

     Similarly, MetWest Capital may have a business relationship with the outside organization or may seek a relationship in the future. In those circumstances, the employee must not be involved in the decision to retain or hire MetWest Capital.

     MetWest Capital's employees are prohibited from engaging in such outside activities without prior written approval from the Chief Compliance Officer. Approval will be granted on a case-by-case basis, subject to proper resolution of potential conflicts of interest. Outside activities will be approved only if any conflict of interest issues can be satisfactorily resolved and all necessary disclosures are made on Form ADV
     Part II.

     GIFTS

     Employees may not accept investment opportunities, gifts or other gratuities from individuals seeking to conduct business with MetWest Capital, or on behalf of an advisory client. However, employees may accept gifts from a single giver in aggregate amounts not exceeding $250, and may attend business meals, sporting events and other entertainment events at the expense of a giver, as long as the expense is reasonable.

     RESPONSIBILITY

     The Chief Compliance Officer will be responsible for administering the Insider Trading and Gift Policies. All questions regarding the Policy should be directed to the Chief Compliance Officer.